 Filed pusuant to Rule 424(b)(3)
 Registration No. 333-209011
PROSPECTUS
Up to 2,916,667 Shares of Common Stock
Issuable Upon Exercise of Outstanding
Series A Warrants

This prospectus relates to an aggregate of 2,916,667 shares of common stock, par value $0.01 per share, of Outlook Therapeutics, Inc., which as of the date of this prospectus, are issuable upon exercise of 2,916,667 Series A warrants, originally issued as part of the units in our initial public offering, or IPO, which closed on May 18, 2016.
As of the date of this prospectus, each Series A warrant entitles the holder to purchase one share of our common stock at an exercise price of  $1.50 per share, and expires February 18, 2022.
If the Series A warrants are exercised, we will receive the proceeds from such exercise. We will bear all costs associated with this registration.
On February 27, 2019 the last reported sale price of our common stock was $1.08 per share. Our common stock and Series A warrants are listed on The Nasdaq Capital Market under the symbols “OTLK” and “OTLKW,” respectively.
No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.
We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties incorporated by reference herein under the heading “Risk Factors” on page 5 of this prospectus, and under similar headings in any documents incorporated, or any that we may incorporate, by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated February 27, 2019.

We are responsible for the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover of this prospectus, or that any information we have incorporated by reference is accurate other than as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock upon exercise of the Series A warrants.
Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
Our name “Outlook Therapeutics,” the Outlook Therapeutics logo and other trademarks or service marks of Outlook Therapeutics, Inc. appearing in this prospectus are the property of Outlook Therapeutics, Inc. Other trademarks, service marks or trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.
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Prospectus Summary
This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the section titled “Risk Factors” and our consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus and under similar titles in documents that we incorporate by reference to this prospectus, before making an investment decision. Except as otherwise indicated or unless the context otherwise requires, references to “company,” “we,” “us,” “our” or “Outlook Therapeutics,” refer to Outlook Therapeutics, Inc. and its consolidated subsidiaries.
Overview
We are a late clinical-stage biopharmaceutical company focused on developing and commercializing ONS-5010, a complex, technically challenging and commercially attractive monoclonal antibody, or mAb, for various ophthalmic indications. Our goal is to launch ONS-5010 as the first, and only, approved bevacizumab in the United States, Europe, Japan and other markets for the treatment of wet age related macular degeneration, or wet AMD, diabetic macular edema, or DME, and branch retinal vein occlusion, or BRVO.
ONS-5010 is an innovative mAb therapeutic product candidate currently enrolling patients in a clinical trial outside the United States designed to serve as the first of two adequate and well controlled studies evaluating ONS-5010 as a treatment for wet AMD. We plan to submit an investigational new drug, or IND, application with the U.S. Food and Drug Administration, or FDA, in the first quarter of calendar 2019. The U.S. portion of the second study is also expected to begin at that time. Our ONS-5010 wet AMD clinical program was reviewed at a successful end of Phase 2 meeting with the FDA conducted in 2018. If the program is successful, it will support our plans to submit for regulatory approval in multiple markets in 2020, including the United States, Europe and Japan. Because there are no approved bevacizumab products for the treatment of retinal diseases in such major markets, we are developing ONS-5010 as an innovative therapy and not using the biosimilar drug development pathway. If approved, we believe ONS-5010 has potential to mitigate risks associated with off-label compounding of Avastin or other drugs. Off-label compounding of Avastin is currently estimated to account for approximately 50% of all wet AMD prescriptions in the United States.
Separately, we have advanced two biosimilar product candidates through Phase 1 clinical trials and into preparations for Phase 3 clinical trials: ONS-3010, a biosimilar to adalimumab (Humira), and ONS-1045, a biosimilar to bevacizumab (Avastin). We only plan to further advance ONS-3010 and ONS-1045 in major markets, including the United States, upon entering into a license or co-development agreement with a partner in the major markets. The emerging markets rights to these product candidates have been licensed to third parties for development in those markets. At this time, ONS-5010 is our only product candidate in active development.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we may remain an emerging company for up to five years from the closing of our IPO. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

Our Corporate Information
We initially incorporated in January 2010 in New Jersey as Oncobiologics, Inc., and in October 2015, we reincorporated in Delaware by merging with and into a Delaware corporation. In November 2018, we changed our name to Outlook Therapeutics, Inc. Our headquarters are located at 7 Clarke Drive, Cranbury, New Jersey, 08512, and our telephone number at that location is (609) 619-3990. Our website address is www.outlooktherapeutics.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into this prospectus.

THE OFFERING
Description of warrants
Each Series A warrant entitles the holder to purchase one share of our common stock at an initial exercise price of  $1.50, subject to adjustment, and expires at 5:00 p.m., New York City time on February 18, 2022.
Common stock outstanding
88,008,453 shares, assuming the 2,916,667 Series A warrants issued in our IPO are exercised in full.
Use of proceeds
The gross proceeds if all the holders of the Series A warrants issued in our IPO exercise their warrants will be approximately $4.4 million; however, we are unable to predict the timing or amount of potential warrant exercises. As such, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds will be used for general corporate purposes. It is possible that some, or all, of the Series A warrants may expire and never be exercised.
Risk factors
You should read the section titled “Risk Factors” for a discussion of factors to consider carefully, together with all the other information included in this prospectus, before deciding to invest in our common stock.
Nasdaq Capital Market symbols
Our common stock and Series A warrants are listed on The Nasdaq Capital Market under the symbols “OTLK” and “OTLKW,” respectively.

The number of shares of common stock outstanding is based on 85,091,786 shares of common stock outstanding as of December 31, 2018, and excludes the following:
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416,666 shares of common stock underlying 416,666 Series A warrants issued in a private placement concurrent with our IPO.

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129,095 shares of common stock issuable upon the exercise of performance-based stock unit awards, or PSUs, outstanding as of such date whose terms provide for settlement in shares of common stock or cash at our discretion, with a weighted-average exercise price of  $6.25;

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59,663 shares issuable upon vesting of restricted stock unit awards, or RSUs, granted under our 2015 Equity Incentive Plan, or the 2015 Plan, outstanding as of such date;

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3,089,977 shares issuable upon exercise of stock options granted under the 2015 Plan outstanding as of such date;

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3,926,136 shares of common stock reserved for future issuance under the 2015 Plan as of such date, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan;

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545,162 shares of common stock reserved for future issuance under our 2016 Employee Stock Purchase Plan, or the ESPP, as of such date as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP;

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41,954,792 shares of our common stock issuable upon the exercise of warrants outstanding as of such date;

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9,303,958 shares of our common stock issuable upon the conversion of outstanding senior secured notes having an aggregate principal amount of  $10,395,000 as of such date; and

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9,329,248 shares of our common stock issuable upon conversion of the 61,708 outstanding shares of our Series A-1 Convertible Preferred Stock as of such date.

Unless otherwise indicated, this prospectus does not assume the exercise of the 416,666 Series A warrants issued in the concurrent private placement, as the shares of our common stock underlying such Series A warrants are not being offered pursuant to this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed under the heading “Risk Factors” contained in our annual report on Form 10-K for the year ended September 30, 2018 filed with the SEC on December 18, 2018 as incorporated by reference in this prospectus, and as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus and the documented incorporated by reference, including statements regarding our future financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “positioned,” “potential,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.
We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” contained in our annual report on Form 10-K for the year ended September 30, 2018 filed with the SEC on December 18, 2018 and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, regarding, among other things:
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the timing and the success of the design of the clinical trials and planned clinical trials of our lead product candidate, ONS-5010;

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whether the results of our clinical trials will be sufficient to support domestic or global regulatory approvals;

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our ability to obtain and maintain regulatory approval for ONS-5010 in the United States and other markets if we successfully complete clinical trials;

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our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved, for commercial use;

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our ability to fund our working capital requirements;

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the rate and degree of market acceptance of our current and future product candidates;

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the implementation of our business model and strategic plans for our business and product candidates;

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developments or disputes concerning our intellectual property or other proprietary rights;

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our ability to maintain and establish collaborations or obtain additional funding;

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our expectations regarding government and third-party payor coverage and reimbursement;

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our ability to compete in the markets we serve; and

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the factors that may impact our financial results.

These risks are not exhaustive. Other sections of this prospectus or the documents incorporated by reference may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.
You should carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
The gross proceeds if all the Series A warrant holders, as of the date of this prospectus, exercise their warrants will be approximately $4.4 million (or $5.0 million including the 416,666 Series A warrants issued in the concurrent private placement); however, we are unable to predict the timing or amount of potential warrant exercises. As such, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds will be used for general corporate purposes. It is possible that some, or all, of the Series A warrants may expire and never be exercised.
Dividend Policy
We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. Our outstanding senior secured notes restrict our ability to pay dividends. The terms of our Series A-1 Convertible Preferred Stock may also act to limit our ability to pay dividends as we may not declare or pay any dividends on our common stock unless we also concurrently declare and set aside for payment or distribution, as applicable, participating dividends for our Series A-1 Convertible Preferred Stock.
MARKET information FOR OUR Securities
Market Information
Our units, which comprised one share of our common stock, one-half of a Series A warrant and one-half of a Series B warrant began trading under the symbol “ONSIU” on The Nasdaq Global Market on May 13, 2016 in connection with our IPO. Following separation of the units, on June 13, 2016, our shares of common stock and the Series A warrants and Series B warrants began trading under the symbols “ONS,” “ONSIW” and “ONSIZ,” respectively, and our units were delisted. On February 13, 2018, the listing of our common stock and the Series A Warrants was transferred to The Nasdaq Capital Market. On May 18, 2018, the Series B warrants expired and were delisted. Following our name change to “Outlook Therapeutics, Inc.,” effective December 4, 2018, our common stock and the Series A warrants began trading under the symbols “OTLK” and “OTLKW,” respectively. Prior to our May 2016 IPO, there was no public market for our securities.
On February 27, 2019, the closing sale price of our common stock was $1.08, and as of such date, the last reported sale price of our Series A warrants was $0.395.
Common Stockholders
As of February 27, 2019, there were approximately 121 stockholders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information relating to the beneficial ownership of our common stock as of December 31, 2018, by:
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each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

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each of our directors;

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each of our named executive officers; and

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all of our directors and executive officers as a group.

Beneficial ownership determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Applicable percentage ownership and total voting power are based on 85,091,786 shares of common stock and 61,708 shares of voting Series A-1 convertible preferred stock outstanding as of December 31, 2018. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. Shares of common stock issuable upon vesting, exercise or conversion of outstanding equity awards or preferred stock that are exercisable, subject to vesting or convertible within 60 days after December 31, 2018 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the awards, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.
As otherwise noted below, the address for persons listed in the table is c/o Outlook Therapeutics, Inc., 7 Clarke Drive, Cranbury, New Jersey 08512.
	Common Stock		Series A-1 Convertible Preferred Stock		% of Total Voting Power
Name of Beneficial Owner	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%
Five Percent Stockholders (other than directors and officers):
BioLexis Pte. Ltd.(1)	103,785,323	78.8%	61,708	100.0%	70.5%
Named Executive Officers and Directors:
Lawrence A. Kenyon, Director, President, Chief Executive Officer, Chief Financial Officer, Treasurer and Corporate Secretary	57,213	*	—	—	†
Kenneth M. Bahrt, Chief Medical Officer(2)	33,627	*	—	—	†
Steven J. McAndrews, Ph.D., former Senior Vice President Business Strategy & Development	50,899	*	—	—	†
Ralph H. “Randy” Thurman, Executive Chairman(3)	576,522	*	—	—	†
Yezan Haddadin, Director	—	—	—	—	—
Kurt J. Hilzinger, Director(4)	291,067	*	—	—	†
Pankaj Mohan, Ph.D., Director(5)	7,789,824	9.1%	—	—	8.1%
Faisal G. Sukhtian, Director	—	—	—	—	—
Joe Thomas, Director	—	—	—	—	—
Joerg Windisch, Ph.D., Director(6)	130,465				†
All current executive officers and directors as a group (11 persons)(7)	8,878,718	10.3%	—	—	8.3%

*
Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

†
Represents voting power of less than one percent (1%) of the outstanding common stock.

(1)
Includes (a) 9,329,248 shares of common stock issuable upon conversion of 61,708 shares of Series A-1 Convertible Preferred Stock and (b) 37,262,820 shares of common stock issuable upon exercise of warrants. The Series A-1 Convertible Preferred Stock (which votes on an as-converted basis) and warrants are held directly by BioLexis Pte. Ltd. (formerly known as GMS Tenshi Private Limited Holdings Pte. Limited), or BioLexis. Tenshi Life Sciences Private Limited, or Tenshi, a private investment vehicle controlled by Arun Kumar Pillai, or Kumar, and GMS Pharma (Singapore) Pte. Limited, or GMS Pharma, a private investment company and wholly-owned subsidiary of GMS Holdings, a private investment company, or GMS Holdings, are the 50:50 beneficial owners of BioLexis, in which each of Tenshi and GMS Pharma owns 50% of the outstanding voting shares. Kumar, a natural person, is the holder of a controlling interest in Tenshi. Ghiath M. Sukhtian, or Sukhtian, a natural person, is the holder of a controlling interest in GMS Holdings, which is the holder of a controlling interest in GMS Pharma. The principal office address of Kumar is #30, “Galaxy”, 1st Main, J.P. Nagar, 3rd Phase, Bangalore, India 560078. The principal office address of Sukhtian is Zahran Street, 7th Circle Zahran Plaza Building, 4th Floor P.O. Box 142904, Amman, Jordan 11844.

(2)
Includes warrants to acquire 1,000 shares held by Dr. Bahrt.

(3)
Represents vested options held by Mr. Thurman.

(4)
Includes 218,851 vested options held directly by Mr. Hilzinger.

(5)
Includes (a) 39,405 shares held directly by Dr. Mohan’s child, (b) 492,753 shares held directly by Dr. Mohan’s spouse, (c) 86,956 shares held in a family trust for which Dr. Mohan’s spouse serves as trustee, and (d) 114,157 vested options held by Dr. Mohan.

(6)
Represents vested options held by Dr. Windisch.

(7)
Includes (a) warrants to acquire 1,000 shares held by Dr. Bahrt and (b) 1,039,995 vested options held by our executive officers and directors as a group.

DESCRIPTION OF SECURITIES
Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, our investors’ rights agreements and relevant provisions of Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, each as amended, and registration rights agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of Delaware General Corporation Law.
Common Stock
As of December 31, 2018, there were 85,091,786 shares of common stock outstanding.
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The affirmative vote of holders of 66 2∕3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.
Dividends
Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis. Our outstanding senior secured notes first issued beginning December 2016 restrict our ability to pay dividends.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the number, rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control or other corporate action. In June 2018, our Board designated 200,000 shares as “Series A-1 Convertible Preferred Stock”. As of December 31, 2018, there were 61,708 shares of our Series A-1 Convertible Preferred Stock issued and outstanding.

Series A-1 Convertible Preferred Stock
As of December 31, 2018, 200,000 shares of Series A-1 Convertible Preferred Stock have been authorized for issuance, 61,708 of which were issued and outstanding. The shares of Series A-1 Convertible Preferred Stock have a stated value of  $100.00 per share and the 61,708 outstanding shares are currently convertible into approximately 9,329,248 shares of our common stock.
Dividends
The Series A-1 Convertible Preferred Stock accrue dividends at a rate of 10% per annum, compounded quarterly, payable quarterly at our option in cash or in kind in additional shares of Series A-1 Convertible Preferred Stock. The Series A-1 Convertible Preferred Stock are also entitled to dividends on an as-if-converted basis in the same form as any dividends actually paid on shares of our common stock or other securities. The initial conversion rate is subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification or other recapitalization affecting our common stock.
Voting
The holders of the Series A-1 Convertible Preferred Stock have the right to vote on matters submitted to a vote of our stockholders on an as-converted basis. In addition, without the prior written consent of a majority of the outstanding shares of Series A-1 Convertible Preferred Stock, we may not take certain actions.
The terms of the Series A-1 Convertible Preferred Stock distinguish between certain liquidation events (such as a voluntary or involuntary liquidation, dissolution or winding up of our company) and “deemed” liquidation events (such as a sale of all or substantially all of our assets, various merger and reorganization transactions, being delisted from the Nasdaq and the occurrence of an event of default under the terms of the senior secured notes), in each case as defined in the Certificate of Designation. In the event of a liquidation (as defined in the Certificate of Designation) the liquidation preference payable equals the sum of   (A) 550% of the stated value per share plus (B) (x) 550% of any accrued but unpaid preferred dividends (as defined in the Certificate of Designation) plus (y) any unpaid participating dividends (as defined in the Certificate of Designation). In the case of a deemed liquidation event (as defined in the Certificate of Designation), the multiplier is increased to 600%.
Conversion
The Series A-1 Convertible Preferred Stock is convertible at any time at the option of the holder based on the then applicable conversion rate. If conversion is in connection with a liquidation (as defined in the Certificate of Designation), the holder is entitled to receive 550% of the number of shares of common stock issuable based upon the then applicable conversion rate. In the event of a deemed liquidation event (as defined in the Certificate of Designation), the multiplier is increased to 600%.
Redemption
Additionally, the holder may require the Company to redeem the Series A-1 Convertible Preferred Stock in the event of deemed liquidation event for the sum of   (A) 600% of the stated value per share plus (B) an amount equal to (x) 600% of any accrued, but unpaid, preferred dividends plus (y) any unpaid participating dividends, although such redemption may not be made without the consent of the senior secured noteholders if such notes are outstanding at the time of any such redemption.
Common Stock Equivalents
As of December 31, 2018, we had issued and outstanding 129,095 PSUs, 59,663 RSUs and 3,089,977 stock option awards under our equity incentive plans. At such date, we also had outstanding warrants to acquire an aggregate of 45,288,125 shares of our common stock, which includes the shares underlying the Series A warrants registered hereby. In addition, as of December 31, 2018, we had 61,708 shares of our Series A-1 Convertible Preferred Stock issued and outstanding. We also had outstanding an aggregate $10,395,000 principal amount of senior secured notes, which are convertible into shares of our common stock at an initial conversion price of  $1.11924 per share.

Stockholder Registration Rights
Certain holders of our securities, including certain holders of 5% of our capital stock, certain of our directors, and the holder of the Series A-1 Convertible Preferred Stock are entitled to certain rights with respect to registration of such securities under the Securities Act. These securities are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of registration rights agreements.
In general, the registration of shares of our common stock pursuant to the exercise of registration rights enables the holders to trade such shares without restriction under the Securities Act when the applicable registration statement is declared effective. We generally have agreed to pay the registration expenses for such registration statements, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered.
Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. We must use commercially reasonable efforts to keep the registration statement effective until the earlier of the date on which all registrable securities covered by such registration statement have been sold, or at such time that the holders of the registrable securities can sell their shares under Rule 144 of the Securities Act during any three-month period.
Anti-Takeover Provisions of Delaware Law and Our Charter Documents
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder;

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation; and

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in general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as Amended
Among other things, our amended and restated certificate of incorporation and amended and restated bylaws, as amended:
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permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

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provide that the authorized number of directors may be changed only by resolution of our board of directors;

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provide that our board of directors is classified into three classes of directors;

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provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

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provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or president or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

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not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions requires approval by the holders of at least 66 2∕3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.
The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Choice of Forum
Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our amended and restated bylaws, as amended; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable.
Listing
Our common stock and Series A warrants are listed on The Nasdaq Capital Market under the symbols “OTLK” and “OTLKW,” respectively.
Transfer Agent, Registrar and Warrant Agent
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219.

PLAN OF DISTRIBUTION
We will deliver shares of our common stock offered hereby upon exercise of the Series A warrants we issued in connection with our IPO. As of the date of this prospectus, there are an aggregate of 3,333,333 Series A warrants outstanding that are exercisable for up to 3,333,333 shares of our common stock. No more of the Series A warrants will be issued. This registration statement covers the issuance of common stock underlying 2,916,667 Series A warrants issued as part of the units in our IPO. An additional 416,666 Series A warrants were issued in a concurrent private placement. The common stock underlying the Series A warrants issued in the concurrent private placement is not being offered pursuant to this prospectus.
We will not issue fractional shares upon exercise of the Series A warrants. Each of the Series A warrants contain instructions for exercise. In order to exercise any of the Series A warrants, the holder must deliver to us or our transfer agent the information required in the warrants, along with payment for the exercise price of the shares to be purchased. We will then deliver shares of our common stock in the manner described in the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part.
LEGAL MATTERS
The validity of the securities stock being offered hereby has been passed upon for us by Cooley LLP.
EXPERTS
The consolidated financial statements of Outlook Therapeutics, Inc. as of September 30, 2018 and 2017 and for the years then ended have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2018 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows from operations since inception and has an accumulated deficit at September 30, 2018 of  $216.3 million, $13.5 million of senior secured notes that may become due in fiscal 2019 and $4.6 million of unsecured indebtedness, $1.0 million of which is due on demand, and $3.6 million of which matures December 22, 2018, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information, we refer you to the registration statement and the exhibits filed as a part of the registration statement. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Outlook Therapeutics. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at www.outlooktherapeutics.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-37759):
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our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on December 18, 2018;

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our Quarterly Report on Form 10-Q, filed with the SEC on February 14, 2019;

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our Current Reports on Form 8-K, filed with the SEC on October 26, 2018, October 30, 2018, November 9, 2018, December 6, 2018, December 18, 2018 and January 22, 2019; and

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the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on April 29, 2016, as amended on May 11, 2016, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference all future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus, and such filings will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Outlook Therapeutics, Inc., Attention: Corporate Secretary, 7 Clarke Drive, Cranbury, New Jersey 08512. Our phone number is (609) 619-3990. You may also view the documents that we file with the SEC and incorporate by reference in this prospectus on our corporate website at www.outlooktherapeutics.com.

Up to 2,916,667 Shares of Common Stock
Issuable Upon Exercise of
Outstanding Series A Warrants
PROSPECTUS
February 27, 2019